UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                    June 7, 2016

Coach, Inc
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2016, Coach, Inc. (the “Company”) announced that Gebhard Rainer, the Company’s President and Chief Operating Officer, would be separating from the Company effective April 26, 2016.  In connection with Mr. Rainer’s separation of employment with the Company, the Company and Mr. Rainer entered into a separation and release agreement with Mr. Rainer (the “Rainer Agreement”) on June 7, 2016.  Pursuant to the Rainer Agreement, Mr. Rainer will receive as separation payments, $750,000 paid in monthly installments, equal to 12 months of his annual base salary, paid as salary continuation.  The Rainer Agreement also provides that Mr. Rainer will be eligible to receive a one-time special bonus equivalent to the pro-rated amount Mr. Rainer would have received under the Company’s Performance-Based Annual Incentive Plan for the Company’s 2016 fiscal year.

In addition, the Rainer Agreement provides that Mr. Rainer’s outstanding stock options and annual restricted stock units will continue to vest for the duration of his salary continuation period.  At the end of the salary continuation period, unvested stock options and restricted stock units will forfeit. The Rainer Agreement also provides that a pro-rata portion of each of Mr. Rainer’s unvested annual performance restricted stock unit (“PRSU”) awards and 100% of Mr. Rainer’s special PRSU award granted in connection with his commencement of employment shall vest on the vesting date set forth in the applicable award agreement, subject to the satisfaction of the performance conditions set forth therein.  The Rainer Agreement requires that Mr. Rainer comply with certain confidentiality, non-competition, non-disparagement and non-solicitation restrictive covenants.  The Rainer Agreement also includes a general release by Mr. Rainer.

Although the foregoing constitutes a summary of the material terms of the Rainer Agreement, it does not constitute a complete summary of all terms of the Rainer Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2016

COACH, INC.

	By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer
& Secretary